Exhibit 99

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Pfizer Reports Solid Full-Year 2025 Results And Reaffirms 2026 Guidance
■Focused Execution Drives Strong Full-Year 2025 EPS Performance
■Enters 2026 with Clear Strategic Priorities and Growing Late‑Stage Pipeline
■Advanced 11 Key Pivotal Study Starts in 2025 and ~20 Key Pivotal Study Starts Planned for 2026
NEW YORK, Tuesday, February 3, 2026 — Pfizer Inc. (NYSE: PFE) reported financial results for fourth-quarter and full-year 2025 and reaffirmed its full-year 2026 financial guidance(1) provided on December 16, 2025.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and CEO of Pfizer:
“With excellent execution in 2025, we delivered a solid financial performance and strengthened Pfizer’s foundation for future growth. Looking ahead, 2026 will be an important year rich in key catalysts, including our expectation for approximately 20 key pivotal study starts, and continued strategic investment to maximize our opportunities for industry-leading growth at the end of the decade.”
David Denton, CFO and EVP of Pfizer:
“I’m pleased with our solid financial results in 2025. With focused commercial execution, we delivered full-year operational revenue growth of 6% for our non-COVID portfolio, and our continued financial discipline drove strong EPS performance. Today, we are reaffirming our full-year 2026 financial guidance.”
OVERALL RESULTS
■Full-Year 2025 Revenues of $62.6 Billion, Reflecting a 2% Year-over-Year Operational Decline
–Excluding Contributions from Paxlovid and Comirnaty, Revenues Grew 6% Operationally
■Full-Year 2025 Reported(2) Diluted EPS of $1.36 and Adjusted(3) Diluted EPS of $3.22
■Fourth-Quarter 2025 Revenues of $17.6 Billion, Representing a 3% Year-over-Year Operational Decline
–Excluding Contributions from Paxlovid and Comirnaty, Revenues Grew 9% Operationally
■Fourth-Quarter 2025 Reported(2) Diluted Loss Per Share (LPS) of $(0.29) and Adjusted(3) Diluted EPS of $0.66
■Reaffirms All Components of Full-Year 2026 Financial Guidance(1), including Revenues in a Range of $59.5 to $62.5 Billion and Adjusted(3) Diluted EPS in a Range of $2.80 to $3.00

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(4).
Results for the fourth quarter and full year of 2025 and 2024(5) are summarized below.

($ in millions, except per share amounts)	Fourth-Quarter			Full-Year
	2025	2024	% Change	2025	2024	% Change
Revenues	$ 17,557	$ 17,763	(1%)	$ 62,579	$ 63,627	(2%)
Reported(2) Net Income/(Loss)	(1,648)	410	*	7,771	8,031	(3%)
Reported(2) Diluted EPS/(LPS)	(0.29)	0.07	*	1.36	1.41	(3%)
Adjusted(3) Income	3,786	3,592	5%	18,406	17,716	4%
Adjusted(3) Diluted EPS	0.66	0.63	5%	3.22	3.11	4%

* Indicates calculation not meaningful or results are greater than 100%.
REVENUES

($ in millions)	Fourth-Quarter				Full-Year
	2025	2024	% Change		2025	2024	% Change
			Total	Oper.			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 17,144	$ 17,413	(2%)	(3%)	$ 61,199	$ 62,400	(2%)	(2%)
Pfizer CentreOne (PC1)	409	325	26%	22%	1,338	1,146	17%	15%
Pfizer Ignite	4	26	(83%)	(83%)	41	82	(50%)	(50%)
TOTAL REVENUES	$ 17,557	$ 17,763	(1%)	(3%)	$ 62,579	$ 63,627	(2%)	(2%)

2026 FINANCIAL GUIDANCE(1)
■Reaffirms full-year 2026 Revenue guidance in a range of $59.5 to $62.5 billion and Adjusted(3) diluted EPS guidance(1) in a range of $2.80 to $3.00.
■The reaffirmed 2026 Revenue guidance reflects the expectation of approximately $5 billion in revenues from our COVID-19 products and an expected year-over-year negative revenue impact of approximately $1.5 billion due to certain products experiencing loss of exclusivity (LOE)(1).
■2026 Adjusted(3) diluted EPS guidance primarily reflects our expected revenues, anticipated stable gross and operating margins versus full-year 2025, and an anticipated higher tax rate on Adjusted(3) income versus full-year 2025. Additionally, our guidance reflects our expectation for a continued focus on prioritization in key therapeutic areas as well as our plan to start approximately 20 key pivotal trials in 2026, including ten pivotal trials for ultra-long-acting obesity assets acquired from Metsera and four pivotal trials for PF-08634404 (a PD-1 x VEGF bispecific antibody in-licensed from 3SBio).
■The company’s guidance reflects the anticipated unfavorable impact of Most-Favored-Nation drug pricing and TrumpRx.
■The company’s guidance includes the anticipated impact of currently imposed tariffs.

Revenues	$59.5 to $62.5 billion
Adjusted(3) SI&A Expenses	$12.5 to $13.5 billion
Adjusted(3) R&D Expenses	$10.5 to $11.5 billion
Effective Tax Rate on Adjusted(3) Income	Approximately 15.0%
Adjusted(3) Diluted EPS	$2.80 to $3.00
CAPITAL ALLOCATION
In 2025, Pfizer deployed its capital in a variety of ways, which primarily included:
▪Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
•$10.4 billion invested in internal research and development projects, and
•Approximately $8.8 billion invested in business development transactions, primarily reflecting the Metsera acquisition and the 3SBio in-licensing deal.
▪Returning capital directly to shareholders through $9.8 billion of cash dividends, or $1.72 per share of common stock.

Our capital allocation framework is designed to enhance long-term shareholder value, and is based on three core pillars: (i) maintaining and, over the long term, growing our dividend, (ii) reinvesting in the business, including maintaining the flexibility to deploy capital towards potential value-creating business development transactions, and (iii) in the future, the potential to resume the return of capital to shareholders through value-enhancing share repurchases. The company expects to continue to de-lever over the longer term in a prudent manner in order to maintain a balanced capital allocation strategy.
No share repurchases were completed in 2025. As of February 3, 2026, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in 2026.
For the fourth quarter of 2025, basic weighted-average shares outstanding of 5,686 million were used to calculate Reported(2) LPS and diluted weighted-average shares outstanding of 5,722 million were used to calculate Adjusted(3) diluted EPS.
QUARTERLY FINANCIAL HIGHLIGHTS (Fourth-Quarter 2025 vs. Fourth-Quarter 2024)
Fourth-quarter 2025 revenues totaled $17.6 billion, a decrease of $206 million, or 1%, compared to the prior-year quarter, reflecting an operational decrease of $484 million, or 3%, and a favorable impact of foreign exchange of $278 million. The operational decrease was primarily driven by a year-over-year decline in COVID-19 product revenues, partially offset by an increase in revenues for Abrysvo, Oncology biosimilars, Eliquis, the Prevnar family, the Vyndaqel family, and several other products across categories. Excluding contributions from Comirnaty and Paxlovid, revenues for the fourth quarter grew 9% operationally.
Fourth-quarter 2025 operational revenue reflected higher revenues primarily for:
▪Abrysvo globally, up 136% (or up $270 million) operationally, driven primarily by launch uptake for both the adult and maternal indications in certain international markets, as well as favorable net price and market share for the adult indication in the U.S.; partially offset by lower vaccination rates for the older adult indication in the U.S. following an updated recommendation by the Advisory Committee on Immunization Practices;
▪Oncology biosimilars globally, up 76% operationally, driven primarily by favorable net price in the U.S.;
▪Eliquis globally, up 8% operationally, driven primarily by higher demand globally and, as anticipated, favorable net price in the U.S. as a result of the year-over-year impact of the elimination of the coverage gap as part of the IRA Medicare Part D Redesign; partially offset by a reduction in sales due to lower inventory in the U.S. distribution channel related to year-end buying patterns, as well as generic entry and price erosion in certain international markets;
▪Prevnar family globally, up 8% operationally, driven primarily by strong uptake of the adult indication in certain international markets, coupled with continued uptake of the adult indication in the U.S. as a result of strong demand following the U.S. Centers for Disease Control and Prevention (CDC) recommendation for ages 50-64; partially offset by lower market share in the U.S. and timing of shipments in certain international markets;
▪Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up 7% operationally, driven largely by strong demand with continuing uptake in patient diagnosis primarily in the U.S. and certain international developed markets, as well as improved patient affordability in the U.S.; partially offset by lower net price in the U.S. due to the impact of higher manufacturer discounts resulting from the IRA Medicare Part D Redesign and, to a lesser extent, new payer contracts with reduced pricing;
▪Lorbrena globally, up 45% operationally, driven primarily by increased patient share in the first-line ALK-positive metastatic non-small cell lung cancer (ALK+ mNSCLC) treatment setting in the U.S., China, and certain other international markets, partially offset by lower net price in the U.S. mainly due to the impact of higher manufacturer discounts resulting from the IRA Medicare Part D redesign; and
▪Padcev globally, up 15% operationally, driven primarily by increased market share in first-line locally advanced or metastatic urothelial cancer (la/mUC);
more than offset primarily by lower revenues for:
▪Comirnaty globally, down 35% operationally, driven primarily by a decline in international markets from both lower contractual deliveries and lower vaccination rates in commercial markets, as well as lower utilization in the U.S. resulting from a narrower recommendation for vaccination; and
▪Paxlovid globally, down 70% operationally, driven primarily by lower COVID-19 infections across U.S. and international markets and lower international government purchases; partially offset by higher net price in the U.S. following transition from the U.S. government agreement.
GAAP Reported(2) Statement of Operations Highlights
SELECTED REPORTED(2) COSTS AND EXPENSES

($ in millions)	Fourth-Quarter				Full-Year
	2025	2024	% Change		2025	2024	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 5,272	$ 5,909	(11%)	(14%)	$ 16,067	$ 17,851	(10%)	(12%)
Percent of Revenues	30.0%	33.3%	N/A	N/A	25.7%	28.1%	N/A	N/A
SI&A Expenses(2)	4,162	4,274	(3%)	(3%)	13,794	14,730	(6%)	(7%)
R&D Expenses(2)	3,206	3,035	6%	5%	10,437	10,822	(4%)	(4%)
Acquired IPR&D Expenses(2)	212	88	*	*	1,613	108	*	*
Other (Income)/Deductions—net(2)	4,514	2,358	91%	94%	6,724	4,388	53%	55%
Effective Tax Rate on Reported(2) Income/(Loss)	0.1%	*			(3.5%)	(0.4%)
* Indicates calculation not meaningful or results are greater than 100%.

Fourth-quarter 2025 Cost of Sales(2) as a percentage of revenues decreased by 3.2 percentage points compared to the prior-year quarter, primarily driven by (i) a favorable change in sales mix including lower sales of Comirnaty, and (ii) lower amortization from the step-up of acquired inventory; partially offset by (iii) an unfavorable impact of foreign exchange and (iv) a lower favorable revision of our estimate of accrued royalties in the fourth quarter of 2025 compared to the prior-year quarter.
Fourth-quarter 2025 SI&A Expenses(2) decreased 3% operationally compared to the prior-year quarter, primarily reflecting focused investments and ongoing productivity improvements that drove a decrease in marketing and promotional spend for various products and lower spending in corporate enabling functions, partially offset by an increase in liabilities payable to participants of our supplemental savings plan.
Fourth-quarter 2025 R&D Expenses(2) increased 5% operationally compared to the prior-year quarter, driven primarily by an increase in spending in oncology and obesity product candidates, partially offset by a net decrease in spending due to pipeline focus and optimization including the expansion of our digital capabilities.
Fourth-quarter 2025 Acquired In-Process R&D Expenses(2) increased $124 million compared to the prior-year quarter, driven primarily by a $150 million charge related to an in-licensing agreement with YaoPharma.
The unfavorable period-over-period change in Other (income)/deductions—net(2) of $2.2 billion for the fourth quarter of 2025, compared to the prior-year quarter, was driven primarily by (i) higher intangible asset impairment charges in the fourth quarter of 2025, (ii) lower net gains on equity securities and (iii) the non-recurrence of gains on the partial sale of our previous investment in Haleon plc (Haleon) equity in the fourth quarter of 2024; partially offset by (iv) net periodic benefit credits associated with pension and postretirement plans incurred in the fourth quarter of 2025 versus net periodic benefit costs incurred in the fourth quarter of 2024. Included in Other (income)/deductions—net(2) are total non-cash intangible asset impairment charges of $4.4 billion that were taken in the fourth quarter of 2025 due to changes in development plans and updated long-range commercial forecasts.
Pfizer’s effective tax rate on Reported(2) loss for the fourth quarter of 2025 reflects the jurisdictional mix of earnings as well as resolutions with tax authorities.

Adjusted(3) Statement of Operations Highlights
SELECTED ADJUSTED(3) COSTS AND EXPENSES

($ in millions)	Fourth-Quarter				Full-Year
	2025	2024	% Change		2025	2024	% Change
			Total	Oper.			Total	Oper.
Adjusted(3) Cost of Sales	$ 5,066	$ 5,742	(12%)	(15%)	$ 15,141	$ 16,420	(8%)	(9%)
Percent of Revenues	28.9%	32.3%	N/A	N/A	24.2%	25.8%	N/A	N/A
Adjusted(3) SI&A Expenses	4,080	4,275	(5%)	(5%)	13,642	14,617	(7%)	(7%)
Adjusted(3) R&D Expenses	3,116	2,986	4%	4%	10,212	10,694	(5%)	(5%)
Acquired IPR&D Expenses(3)	212	88	*	*	1,613	108	*	*
Adjusted(3) Other (Income)/Deductions—net	139	234	(41%)	(16%)	827	1,031	(20%)	(11%)
Effective Tax Rate on Adjusted(3) Income	23.3%	18.9%			12.7%	14.5%
* Indicates calculation not meaningful or results are greater than 100%.
See the reconciliations of certain Reported(2) to non-GAAP Adjusted(3) financial measures and associated footnotes in the financial tables section of this press release.
FULL-YEAR REVENUE SUMMARY (Full-Year 2025 vs. Full-Year 2024)
Full-year 2025 revenues totaled $62.6 billion, a decrease of $1.0 billion, or 2%, compared to full-year 2024, reflecting an operational decrease of $1.3 billion, or 2%, partially offset by a favorable impact of foreign exchange of $247 million. Excluding contributions from Comirnaty and Paxlovid, revenues for the full-year grew 6% operationally.
The operational decrease was primarily driven by a year-over-year decline in COVID-19 product revenues largely due to lower infection rates impacting Paxlovid demand as well as a narrower vaccine recommendation for COVID-19 in the U.S. impacting Comirnaty sales; partially offset by growth contributions led by the Vyndaqel family, Eliquis, Padcev, Lorbrena, Abrysvo, and Oncology biosimilars.

RECENT NOTABLE DEVELOPMENTS (Since November 4, 2025)
Product Developments

Product/Project	Milestone	Recent Development	Link
Braftovi (encorafenib)	Phase 3 Results
January 2026. Announced positive results from Cohort 3, a separate, investigational randomized cohort of the pivotal BREAKWATER trial, evaluating Braftovi in combination with cetuximab and FOLFIRI (fluorouracil, leucovorin, and irinotecan) in patients with previously untreated metastatic colorectal cancer (mCRC) with a BRAF V600E mutation. At the time of analysis, the Braftovi combination regimen with FOLFIRI and cetuximab demonstrated a clinically meaningful and statistically significant improvement in confirmed objective response rate (ORR), as assessed by BICR, compared to patients receiving standard-of-care treatment FOLFIRI with or without bevacizumab (64.4% vs 39.2%, odds ratio =2.76, p=0.001). The safety profile of Braftovi in combination with cetuximab and FOLFIRI was consistent with the known safety profile of each respective agent.
Full Release
Hympavzi (marstacimab)	Phase 3 Results
December 2025. Announced detailed results from the Phase 3 BASIS study (NCT03938792) evaluating Hympavzi for adults and adolescents living with hemophilia A or B with inhibitors that demonstrated the superiority of investigational use of Hympavzi in improving key bleeding outcomes compared to on-demand (OD) treatment with bypassing agents.
Full Release

Product/Project	Milestone	Recent Development	Link
Padcev (enfortumab vedotin)	Phase 3 Results
December 2025. Pfizer and Astellas Pharma Inc. (Astellas)
announced positive topline results from an interim analysis of the Phase 3 EV-304 clinical trial (also known as KEYNOTE-B15) for Padcev in combination with pembrolizumab. The pivotal study is evaluating the combination as neoadjuvant and adjuvant treatment (before and after surgery) versus standard of care neoadjuvant chemotherapy (gemcitabine and cisplatin) in patients with muscle-invasive bladder cancer (MIBC) who are eligible for cisplatin-based chemotherapy. The trial met its primary endpoint, demonstrating clinically meaningful and statistically significant improvements in event-free survival (EFS), and overall survival (OS), a key secondary endpoint. An additional secondary endpoint of pathologic complete response (pCR) rate for neoadjuvant Padcev plus pembrolizumab versus neoadjuvant chemotherapy was also met, and a clinically meaningful and statistically significant improvement was observed. The safety profile for Padcev plus pembrolizumab was consistent with the known profile of the treatment regimen.
Full Release
Regulatory
December 2025. Astellas announced the European Medicines Agency (EMA) validated for review a Type II variation application for Padcev in combination with pembrolizumab, as neoadjuvant treatment (before surgery), and then continued after radical cystectomy (surgery) as adjuvant treatment (after surgery), for adults with MIBC who are ineligible for cisplatin-containing chemotherapy. The EMA’s Committee for Medicinal Products for Human Use and subsequently the European Commission are expected to share their opinion and decision in 2026.
Full Release
Regulatory
November 2025. Pfizer and Astellas announced the U.S. Food and Drug Administration (FDA) approved Padcev in combination with pembrolizumab or pembrolizumab and berahyaluronidase alfa-pmph as neoadjuvant treatment and then continued after cystectomy (surgery) as adjuvant treatment for adult patients with MIBC who are ineligible for cisplatin-containing chemotherapy. The approval of this perioperative (before and after surgery) treatment was based on results from the pivotal Phase 3 EV-303 clinical trial (also known as KEYNOTE-905).
Full Release
Tukysa (tucatinib)	Phase 3 Results
December 2025. Announced detailed results from the Phase 3 HER2CLIMB-05 trial of Tukysa as part of an investigational first-line maintenance treatment combination, following chemotherapy-based induction, in patients with human epidermal growth factor receptor 2-positive (HER2+) metastatic breast cancer (MBC). The primary endpoint analysis showed a 35.9% reduction in the risk of disease progression or death among patients treated with Tukysa, trastuzumab, and pertuzumab compared to those treated with placebo, trastuzumab, and pertuzumab, as assessed by the investigator (hazard ratio [HR] of 0.641, 95% confidence interval (CI): 0.514-0.799; 2-sided p<0.0001). The combination demonstrated a manageable safety profile as a first-line maintenance therapy.
Full Release

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

Product/Project	Milestone	Recent Development	Link
Ultra-Long-Acting GLP-1 (PF’3944 / MET-097i)	Phase 2b Results
February 2026. Announced positive topline results from the Phase 2b VESPER-3 study investigating monthly maintenance dosing of the fully-biased, ultra-long-acting, injectable GLP-1 receptor agonist PF’3944 (MET-097i) in adults with obesity or overweight without type 2 diabetes. The study met its primary endpoint of statistically significant weight reduction at 28 weeks and demonstrated a competitive tolerability profile. Additionally, weight loss continued after the pre-planned switch from weekly to monthly dosing, with no plateau observed at 28 weeks. Detailed results from VESPER-3 will be presented on June 6, 2026 at the 86th Scientific Sessions of the American Diabetes Association®.
Full Release
Corporate Developments

Topic	Recent Development	Link
Business Development
December 2025. Announced an exclusive global collaboration and in-license agreement with YaoPharma, a leading innovation-driven global healthcare company, for the development, manufacturing and commercialization of YP05002, a small molecule glucagon-like peptide 1 (GLP-1) receptor agonist currently in Phase 1 development for chronic weight management. Under the terms of the agreement, YaoPharma will complete an ongoing YP05002 Phase 1 clinical trial and granted Pfizer an exclusive license to further develop, manufacture and commercialize YP05002 worldwide. YaoPharma received an upfront payment of $150 million and is eligible to receive milestone payments associated with certain development, regulatory and commercial milestones up to $1.935 billion, as well as tiered royalties on sales, if approved.
Full Release
November 2025. Announced the completion of Pfizer’s acquisition of all outstanding shares of common stock of Metsera, a clinical-stage biopharmaceutical company accelerating the next generation of medicines for obesity and cardiometabolic diseases, for $65.60 in cash per Metsera share, representing an enterprise value of approximately $7.0 billion. Additionally, Metsera shareholders were granted a contingent value right (CVR) of up to $20.65 per share of Metsera stock in potential additional payments tied to the achievement of three specified clinical and regulatory milestones.
Full Release
ViiV Healthcare Limited
January 2026. Pfizer reached an agreement with GSK plc and Shionogi & Co., Ltd to exit its 11.7% investment in ViiV Healthcare Limited. Under the terms of the agreement, Pfizer will receive $1.875 billion in cash. Completion of the transaction is expected to occur in the first quarter of 2026, subject to certain regulatory clearances in relevant markets.
N/A

PFIZER TO HOST CONFERENCE CALL
Pfizer will host a live conference call and webcast today, February 3, 2026, at 10:00 AM EST. To access the live conference call, the fourth-quarter 2025 earnings presentation, and the accompanying prepared remarks from management, visit our website at pfizer.com/investors.
You can also listen to the conference call by dialing either 800-456-4352 in the U.S. and Canada or 785-424-1086 outside of the U.S. and Canada. The passcode is “10856”.
The transcript and webcast replay of the call will be made available on our website at pfizer.com/investors within 24 hours after the end of the live conference call and will be accessible for at least 90 days.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)Pfizer does not provide guidance for U.S. generally accepted accounting principles (GAAP) Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2026 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of February 3, 2026.
▪An anticipated unfavorable revenue impact of approximately $1.5 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent or regulatory protection or that are anticipated to lose patent or regulatory protection.
▪Exchange rates assumed are actual rates at mid-January 2026.
▪Guidance for Adjusted(3) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.74 billion shares, and assumes no share repurchases in 2026.
(2)Revenues is defined as revenues in accordance with U.S. GAAP. Reported net income/(loss) and its components are defined as net income/(loss) attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted EPS and reported diluted LPS are defined as diluted EPS or LPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(3)Adjusted income and Adjusted diluted earnings per share (EPS) are defined as U.S. GAAP net income/(loss) attributable to Pfizer Inc. common shareholders and U.S. GAAP diluted EPS/(LPS) attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the fourth quarter and full-year 2025 and 2024. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income/(loss) and its components and diluted EPS/(LPS)(2). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2024 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.
(4)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(5)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s fourth quarter and full year for U.S. subsidiaries reflects the three and twelve months ended on December 31, 2025 and December 31, 2024, while Pfizer’s fourth quarter and full year for subsidiaries operating outside the U.S. reflects the three and twelve months ended on November 30, 2025 and November 30, 2024.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2025	2024	(Decr.)	2025	2024	(Decr.)
Revenues:
Product revenues(2)	$14,496	$15,084	(4)	$51,663	$53,816	(4)
Alliance revenues	2,582	2,248	15	9,266	8,388	10
Royalty revenues	480	431	11	1,650	1,423	16
Total revenues	17,557	17,763	(1)	62,579	63,627	(2)
Costs and expenses:
Cost of sales(2), (3)	5,272	5,909	(11)	16,067	17,851	(10)
Selling, informational and administrative expenses(3)	4,162	4,274	(3)	13,794	14,730	(6)
Research and development expenses(3)	3,206	3,035	6	10,437	10,822	(4)
Acquired in-process research and development expenses(4)	212	88	*	1,613	108	*
Amortization of intangible assets	1,229	1,359	(10)	4,874	5,286	(8)
Restructuring charges and certain acquisition-related costs(5)	604	750	(19)	1,550	2,419	(36)
Other (income)/deductions––net(6)	4,514	2,358	91	6,724	4,388	53
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	(1,642)	(10)	*	7,520	8,023	(6)
Provision/(benefit) for taxes on income/(loss)(7)	(2)	(421)	(99)	(266)	(28)	*
Income/(loss) from continuing operations	(1,640)	411	*	7,787	8,051	(3)
Discontinued operations––net of tax	—	7	(98)	25	11	*
Net income/(loss) before allocation to noncontrolling interests	(1,640)	418	*	7,812	8,062	(3)
Less: Net income attributable to noncontrolling interests	8	8	(1)	41	31	33
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(1,648)	$410	*	$7,771	$8,031	(3)

Earnings/(loss) per common share––basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.29)	$0.07	*	$1.37	$1.42	(4)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.29)	$0.07	*	$1.37	$1.42	(4)

Earnings/(loss) per common share––diluted:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.29)	$0.07	*	$1.36	$1.41	(4)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.29)	$0.07	*	$1.36	$1.41	(3)
Weighted-average shares used to calculate earnings/(loss) per common share:
Basic	5,686	5,667		5,683	5,664
Diluted(8)	5,686	5,703		5,713	5,700
*Indicates calculation not meaningful or results are greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three and twelve months ended December 31, 2025 and December 31, 2024. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2025 and November 30, 2024.
Business development activities, including the November 2025 acquisition of Metsera, Inc. (Metsera), impacted financial results in the periods presented. See Note 2 to the condensed consolidated financial statements and the Overview of Our Performance, Operating Environment, Strategy and Outlook—Our Business Development Initiatives and Other Recent Developments section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2025.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Product revenues for full-year 2024 included a $771 million favorable final adjustment to the estimated non-cash Paxlovid revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million Emergency Use Authorization (EUA)-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023. The amount for full-year 2024 also included $442 million of revenue recorded in connection with the creation of a U.S. Strategic National Stockpile of 1.0 million treatment courses of Paxlovid, which we supplied at no cost to the U.S. government or taxpayers. Cost of sales for the fourth quarter and full-year 2025 include favorable revisions of our estimate of accrued royalties.
(3)Exclusive of amortization of intangible assets.
(4)Acquired in-process research and development expenses for the fourth quarter and full-year 2025 include a $150 million charge related to an in-license agreement with YaoPharma Co; Ltd. Full-year 2025 also includes a $1.35 billion charge related to an in-licensing agreement with 3SBio, Inc.
(5)Restructuring charges and certain acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(MILLIONS)	2025	2024	2025	2024
Restructuring charges/(credits)––acquisition-related costs(a)	$18	$4	$30	$82
Restructuring charges/(credits)––cost reduction initiatives(b)	290	653	1,061	1,905
Restructuring charges/(credits)	308	657	1,092	1,987
Transaction costs(c)	118	—	118	5
Integration costs and other(d)	179	94	340	427
Restructuring charges and certain acquisition-related costs	$604	$750	$1,550	$2,419
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions. The charges for the fourth quarter of 2025 primarily represent employee termination costs associated with our enterprise-wide cost realignment program. The charges for full-year 2025 primarily represent employee termination costs, asset impairments and exit costs associated with our enterprise-wide cost realignment program, partially offset by revisions of estimates of previously recorded accruals for employee termination costs associated with our Manufacturing Optimization Program, driven in large part by higher-than-expected voluntary attrition. The charges for the fourth quarter of 2024 primarily represented asset impairments, exit costs and employee termination costs associated with our enterprise-wide cost realignment program. The charges for full-year 2024 mainly represented employee termination costs associated with our Manufacturing Optimization Program, as well as asset impairments and exit costs associated with our enterprise-wide cost realignment program.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(6)Components of Other (income)/deductions––net include:

	Fourth-Quarter		Full-Year
(MILLIONS)	2025	2024	2025	2024
Interest income	$(166)	$(170)	$(603)	$(545)
Interest expense	711	739	2,671	3,091
Net interest expense(a)	545	569	2,068	2,546
Net (gains)/losses recognized during the period on equity securities(b)	(28)	(879)	67	(1,008)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(110)	(17)	(192)	(42)
Net periodic benefit costs/(credits) other than service costs(c)	(346)	464	(678)	154
Certain legal matters, net(d)	302	145	1,057	567
Certain asset impairments(e)	4,363	2,946	4,940	3,295
Haleon equity method (income)/loss	—	—	—	(102)
Other, net(f)	(213)	(869)	(538)	(1,022)
Other (income)/deductions––net	$4,514	$2,358	$6,724	$4,388
(a)The decrease in net interest expense in the fourth quarter of 2025 is mainly driven by a reduction in commercial paper outstanding compared to 2024. The decrease in net interest expense in full-year 2025 reflects (i) lower interest expense primarily driven by a reduction in commercial paper outstanding, and (ii) an increase in interest income due to a higher total average investment asset balance compared to 2024.
(b)The net gains in the fourth quarter and full-year 2024 primarily included, among other things, an unrealized gain of $1 billion related to our previous investment in Haleon plc (Haleon) which was carried at fair value as of December 2024.
(c)Includes pension plan actuarial remeasurement pre-tax gains of $259 million in the fourth quarter of 2025 and $242 million in full-year 2025 with the remaining amounts primarily representing net periodic benefit credits.
(d)The amount for the fourth quarter of 2025 represents, and for full-year 2025 primarily includes, certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer. The fourth quarter and full-year 2024 primarily included certain product liability expenses related to products discontinued and/or divested by Pfizer.
(e)The amount for the fourth quarter and full-year 2025 includes intangible asset impairment charges due to changes in development plans and updated long-range commercial forecasts, primarily composed of the following: (i) $3.6 billion in impairments of in-process research and development (IPR&D) assets, primarily including $1.6 billion for disitamab vedotin, $820 million for Tukysa (tucatinib), and $820 million for osivelotor, and (ii) approximately $813 million in impairments primarily for certain U.S. sterile injectable and hospital products. The amount for the fourth quarter and full-year 2024 included intangible asset impairment charges due to changes in development plans and updated long-range commercial forecasts, primarily composed of: (i) $1.0 billion for B7H4V (felmetatug vedotin), an IPR&D asset, (ii) $475 million for Medrol, a finite-lived brand, (iii) $435 million for Zavzpret nasal spray developed technology rights, (iv) $400 million and $200 million for Tukysa and disitamab vedotin, respectively, IPR&D assets reflecting emerging competition, as well as (v) other developed technology rights, IPR&D and a finite-lived licensing agreement totaling $436 million which also included de-prioritization of certain assets.
(f)Full-year 2025 includes, among other things, dividend income of $265 million from our investment in ViiV Healthcare Limited (ViiV). The fourth quarter and full-year 2024 primarily included, among other things, gains of $795 million and $945 million, respectively, on the partial sales of our previous investment in Haleon in March and October 2024. Full-year 2024 also included, among other things, (i) a charge of $420 million related to the expected sale of one of our facilities resulting from the discontinuation of our DMD program, and (ii) dividend income of $272 million from our investment in ViiV.
(7)Our effective tax rates for income/(loss) from continuing operations were 0.1% and (3.5)% for the three and twelve months ended December 31, 2025, respectively, and 4,220.5% and (0.4)% for the three and twelve months ended December 31, 2024, respectively. The negative and lower effective tax rate for full-year 2025, compared to full-year 2024, was primarily due to a favorable change in the jurisdictional mix of earnings, tax benefits related to global income tax resolutions in multiple tax jurisdictions spanning multiple tax years, and the remeasurement of deferred tax liabilities due to the enactment of the One Big Beautiful Bill Act on July 4, 2025. Comparison of the effective tax rate for the fourth quarter of 2025 to the fourth quarter of 2024 is not meaningful.
(8)For the fourth quarter of 2025, basic weighted-average shares outstanding of 5,686 million (excluding common share equivalents) were used to calculate GAAP Reported Loss per common share attributable to Pfizer Inc. common shareholders––diluted.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Any expenses for acquired IPR&D are included in our non-GAAP Adjusted results but we exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the fourth quarter and full-year 2025 and 2024 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2024 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Fourth-Quarter 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted(3)
GAAP Reported	$5,272	$4,162	$4,514		$(1,648)	$(0.29)
Amortization of intangible assets	—	—	—		1,229
Acquisition-related items	(132)	(2)	(8)		471
Discontinued operations	—	—	—		—
Certain significant items:
Restructuring charges/(credits), inventory write-offs, implementation costs and additional depreciation—asset restructuring(4)	(72)	(70)	—		505
Certain asset impairments(5)	—	—	(4,363)		4,363
(Gains)/losses on equity securities	—	—	28		(28)
Actuarial valuation and other pension and postretirement plan (gains)/losses(5)	—	—	264		(264)
Other(6)	(3)	(10)	(294)		309
Income tax provision—non-GAAP items					(1,152)
Non-GAAP Adjusted	$5,066	$4,080	$139	(7)	$3,786	$0.66

	Full-Year Ended December 31, 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$16,067	$13,794	$6,724		$7,771	$1.36
Amortization of intangible assets	—	—	—		4,874
Acquisition-related items	(708)	(4)	(61)		1,285
Discontinued operations	—	—	—		(25)
Certain significant items:
Restructuring charges/(credits), inventory write-offs, implementation costs and additional depreciation—asset restructuring(4)	(187)	(116)	—		1,554
Certain asset impairments(5)	—	—	(4,940)		4,940
(Gains)/losses on equity securities	—	—	(67)		67
Actuarial valuation and other pension and postretirement plan (gains)/losses(5)	—	—	320		(320)
Other(6)	(32)	(32)	(1,150)		1,223
Income tax provision—non-GAAP items					(2,962)
Non-GAAP Adjusted	$15,141	$13,642	$827	(7)	$18,406	$3.22
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Fourth-Quarter 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$5,909	$4,274	$2,358		$410	$0.07
Amortization of intangible assets	—	—	—		1,359
Acquisition-related items	(224)	15	(13)		347
Discontinued operations	—	—	—		—
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(27)	(13)	—		711
Certain asset impairments(5)	—	—	(2,946)		2,946
(Gains)/losses on equity securities(5)	—	—	879		(879)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(570)		570
Other(6)	85	(1)	526		(606)
Income tax provision—non-GAAP items					(1,265)
Non-GAAP Adjusted	$5,742	$4,275	$234	(7)	$3,592	$0.63

	Full-Year Ended December 31, 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$17,851	$14,730	$4,388		$8,031	$1.41
Amortization of intangible assets	—	—	—		5,286
Acquisition-related items	(1,341)	(10)	(45)		1,938
Discontinued operations	—	—	—		(14)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(134)	(90)	—		2,213
Certain asset impairments(5)	—	—	(3,295)		3,295
(Gains)/losses on equity securities(5)	—	—	1,008		(1,008)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(579)		579
Other(6)	44	(13)	(445)		430
Income tax provision—non-GAAP items					(3,035)
Non-GAAP Adjusted	$16,420	$14,617	$1,031	(7)	$17,716	$3.11

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income/(loss) from continuing operations were 0.1% and (3.5)% for the three and twelve months ended December 31, 2025, respectively, and 4,220.5% and (0.4)% for the three and twelve months ended December 31, 2024, respectively. See Note (7) to the Consolidated Statements of Operations above. Our effective tax rates for non-GAAP Adjusted income were 23.3% and 12.7% for the three and twelve months ended December 31, 2025, respectively, and 18.9% and 14.5% for the three and twelve months ended December 31, 2024, respectively.
(2)The amounts for the fourth quarter and full-year 2025 and 2024 include reconciling amounts for Research and development expenses that are not material to our non-GAAP consolidated results of operations.
(3)For the fourth quarter of 2025, basic weighted-average shares outstanding of 5,686 million (excluding common share equivalents) were used to calculate GAAP Reported Loss per common share attributable to Pfizer Inc. common shareholders––diluted.
(4)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(5)See Note (6) to the Consolidated Statements of Operations above.
(6)For the fourth quarter and full-year 2025, the total Other (income)/deductions––net adjustments of $294 million and $1.1 billion, respectively, primarily include charges of $300 million for the fourth quarter of 2025 and $1.1 billion for full-year 2025 for certain legal matters. The amount for the fourth quarter of 2025 represents, and for full-year 2025 primarily includes, certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer. For the fourth quarter and full-year 2024, the total Other (income)/deductions––net adjustments of $526 million and $445 million, respectively, included (i) net gains of $675 million for the fourth quarter and $825 million for full-year on the partial sales of our previous investment in Haleon in March and October 2024, which are comprised of (a) total gains on the sales of $795 million for the fourth quarter and $945 million for full-year less (b) $120 million recognized in our adjusted income in the fourth quarter representing our pro-rata share of Haleon’s third quarter 2024 adjusted income recorded on a one quarter lag and implicitly included in the gain on the sale of those shares; and (ii) charges of $145 million for the fourth quarter and $567 million for full-year for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer. For full-year 2024, the total Other (income)/deductions––net adjustment of $445 million also included charges of (i) $420 million related to the expected sale of one of our facilities resulting from the discontinuation of our DMD program and (ii) $312 million mostly related to (a) our equity-method accounting pro-rata share of intangible asset amortization, impairments and restructuring costs recorded by Haleon, as well as (b) adjustments to our equity-method basis differences and (c) Pfizer’s share of investee capital transactions recognized by Haleon.
(7)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	Fourth-Quarter		Full-Year
(MILLIONS)	2025	2024	2025	2024
Interest income	$(166)	$(170)	$(603)	$(544)
Interest expense	714	741	2,681	3,100
Net interest expense	548	571	2,078	2,555
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(110)	(17)	(192)	(42)
Net periodic benefit costs/(credits) other than service costs	(82)	(106)	(358)	(425)
Certain legal matters, net	2	—	2	—
Haleon equity method (income)/loss	—	—	—	(414)
Other, net	(218)	(214)	(702)	(642)
Non-GAAP Adjusted Other (income)/deductions––net	$139	$234	$827	$1,031
See Note (6) to the Consolidated Statements of Operations above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.

PFIZER INC. - REVENUES
FOURTH-QUARTER 2025 and 2024 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2025	2024	% Change		2025	2024	% Change	2025	2024	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$17,557	$17,763	(1%)	(3%)	$9,119	$9,221	(1%)	$8,438	$8,542	(1%)	(4%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$17,144	$17,413	(2%)	(3%)	$9,031	$9,114	(1%)	$8,113	$8,299	(2%)	(5%)
Primary Care	$7,938	$8,911	(11%)	(13%)	$3,547	$3,983	(11%)	$4,391	$4,928	(11%)	(14%)
Eliquis(b)	2,020	1,832	10%	8%	1,235	1,126	10%	785	705	11%	4%
Prevnar family(c)	1,708	1,558	10%	8%	966	944	2%	742	614	21%	18%
Comirnaty	2,271	3,383	(33%)	(35%)	387	665	(42%)	1,883	2,718	(31%)	(33%)
Paxlovid(d)	218	727	(70%)	(70%)	95	435	(78%)	123	293	(58%)	(59%)
Nurtec ODT/Vydura	405	392	3%	3%	377	373	1%	27	20	40%	35%
Abrysvo	481	198	*	*	168	104	61%	313	94	*	*
FSME-IMMUN/TicoVac	47	34	38%	29%	—	—	—	47	34	39%	29%
All other Primary Care	789	787	—	(1%)	317	336	(6%)	472	451	5%	2%
Specialty Care	$4,771	$4,438	8%	6%	$2,157	$2,079	4%	$2,614	$2,359	11%	8%
Vyndaqel family(e)	1,688	1,545	9%	7%	910	975	(7%)	778	570	37%	30%
Xeljanz	324	349	(7%)	(8%)	194	221	(13%)	131	128	2%	(1%)
Sulperazon (Outside the U.S. and Canada)	169	170	—	—	—	—	—	169	170	—	—
Inflectra	181	127	42%	42%	157	64	*	24	64	(63%)	(63%)
Zavicefta (Outside the U.S. and Canada)	181	159	14%	10%	—	—	—	181	159	14%	10%
Enbrel (Outside the U.S. and Canada)	180	183	(2%)	(5%)	—	—	—	180	183	(2%)	(5%)
Genotropin	117	112	5%	2%	19	10	81%	98	101	(3%)	(6%)
Octagam	120	109	10%	10%	120	109	10%	—	—	—	—
Zithromax	113	122	(7%)	(8%)	—	—	—	113	122	(7%)	(8%)
Cresemba	83	67	23%	17%	—	—	—	83	67	23%	17%
Cibinqo	78	64	23%	22%	37	29	28%	42	35	19%	17%
All other Hospital	1,059	1,085	(2%)	(3%)	497	523	(5%)	562	562	—	(2%)
All other Specialty Care	477	345	38%	37%	223	148	51%	253	197	29%	27%
Oncology	$4,435	$4,064	9%	8%	$3,327	$3,051	9%	$1,108	$1,012	9%	7%
Ibrance	1,040	1,095	(5%)	(7%)	686	713	(4%)	354	382	(7%)	(12%)
Xtandi(f)	592	565	5%	5%	592	565	5%	—	—	—	—
Padcev	508	444	15%	15%	500	433	16%	8	11	(24%)	(23%)
Oncology biosimilars(g)	369	209	77%	76%	266	116	*	104	93	11%	8%
Lorbrena	282	192	46%	45%	112	95	18%	169	97	74%	70%
Inlyta	235	242	(3%)	(4%)	131	145	(10%)	104	97	8%	6%
Adcetris(h)	220	285	(23%)	(23%)	213	276	(23%)	6	9	(33%)	(31%)
Braftovi/Mektovi	197	170	16%	16%	183	163	12%	14	7	99%	97%
Bosulif	161	171	(6%)	(6%)	135	128	6%	26	44	(39%)	(40%)
Tukysa	119	129	(8%)	(9%)	84	106	(21%)	35	23	55%	47%
Aromasin	117	90	30%	30%	1	1	(12%)	116	89	30%	30%
Orgovyx(i)	136	64	*	*	136	64	*	—	—	—	—
Elrexfio	74	57	30%	30%	41	32	26%	33	25	34%	37%
Talzenna	49	27	83%	80%	36	18	97%	13	9	51%	43%
Tivdak	32	36	(13%)	(12%)	34	34	—	(2)	2	*	*
All other Oncology	303	286	6%	5%	178	163	9%	126	123	2%	—
PFIZER CENTREONE(j)	$409	$325	26%	22%	$84	$82	2%	$325	$243	34%	29%
PFIZER IGNITE	$4	$26	(83%)	(83%)	$4	$26	(83%)	$—	$—	—	—

Total Alliance revenues included above	$2,582	$2,248	15%	14%	$1,828	$1,641	11%	$753	$607	24%	19%
Total Royalty revenues included above	$480	$431	11%	11%	$477	$429	11%	$3	$2	52%	48%
See end of tables for notes.

PFIZER INC. - REVENUES
TWELVE MONTHS 2025 and 2024 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2025	2024	% Change		2025	2024	% Change	2025	2024	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$62,579	$63,627	(2%)	(2%)	$37,078	$38,691	(4%)	$25,501	$24,936	2%	1%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$61,199	$62,400	(2%)	(2%)	$36,708	$38,332	(4%)	$24,491	$24,068	2%	1%
Primary Care	$26,820	$30,135	(11%)	(12%)	$15,898	$18,783	(15%)	$10,921	$11,352	(4%)	(5%)
Eliquis(b)	7,961	7,366	8%	7%	5,148	4,803	7%	2,813	2,563	10%	7%
Prevnar family(c)	6,494	6,411	1%	1%	4,151	4,233	(2%)	2,342	2,178	8%	7%
Comirnaty	4,367	5,353	(18%)	(20%)	1,663	2,004	(17%)	2,705	3,349	(19%)	(21%)
Paxlovid(d)	2,362	5,716	(59%)	(59%)	1,891	4,616	(59%)	470	1,100	(57%)	(57%)
Nurtec ODT/Vydura	1,424	1,263	13%	13%	1,322	1,193	11%	102	69	46%	44%
Abrysvo	1,033	755	37%	36%	542	594	(9%)	491	160	*	*
FSME-IMMUN/TicoVac	319	280	14%	10%	3	3	13%	316	277	14%	10%
All other Primary Care	2,860	2,991	(4%)	(4%)	1,177	1,336	(12%)	1,683	1,655	2%	2%
Specialty Care	$17,546	$16,652	5%	5%	$8,297	$7,981	4%	$9,249	$8,671	7%	6%
Vyndaqel family(e)	6,380	5,451	17%	16%	3,834	3,547	8%	2,546	1,904	34%	30%
Xeljanz	1,087	1,168	(7%)	(7%)	625	680	(8%)	462	488	(5%)	(6%)
Sulperazon (Outside the U.S. and Canada)	653	637	2%	3%	—	—	—	653	637	2%	3%
Inflectra	646	509	27%	27%	511	268	91%	134	241	(44%)	(43%)
Zavicefta (Outside the U.S. and Canada)	638	586	9%	9%	—	—	—	638	586	9%	9%
Enbrel (Outside the U.S. and Canada)	627	690	(9%)	(9%)	—	—	—	627	690	(9%)	(9%)
Genotropin	446	470	(5%)	(5%)	79	96	(18%)	367	374	(2%)	(1%)
Octagam	418	509	(18%)	(18%)	418	509	(18%)	—	—	—	—
Zithromax	399	480	(17%)	(16%)	—	1	(66%)	399	479	(17%)	(16%)
Cresemba	349	281	24%	22%	—	—	—	349	281	24%	22%
Cibinqo	284	215	32%	32%	115	90	28%	169	126	35%	34%
All other Hospital	4,030	4,167	(3%)	(3%)	2,000	2,038	(2%)	2,030	2,129	(5%)	(4%)
All other Specialty Care	1,588	1,489	7%	7%	715	753	(5%)	874	736	19%	20%
Oncology	$16,834	$15,612	8%	8%	$12,512	$11,567	8%	$4,321	$4,045	7%	6%
Ibrance	4,122	4,367	(6%)	(6%)	2,710	2,849	(5%)	1,412	1,518	(7%)	(9%)
Xtandi(f)	2,194	2,039	8%	8%	2,194	2,039	8%	—	—	—	—
Padcev	1,940	1,588	22%	22%	1,902	1,561	22%	38	27	42%	43%
Oncology biosimilars(g)	1,301	1,037	25%	26%	914	628	46%	387	409	(5%)	(5%)
Lorbrena	1,023	731	40%	40%	407	306	33%	616	424	45%	44%
Inlyta	923	978	(6%)	(6%)	516	588	(12%)	407	391	4%	4%
Adcetris(h)	907	1,089	(17%)	(17%)	885	1,059	(16%)	23	30	(25%)	(23%)
Braftovi/Mektovi	716	607	18%	18%	672	580	16%	45	27	67%	71%
Bosulif	611	645	(5%)	(5%)	488	460	6%	124	185	(33%)	(34%)
Tukysa	463	480	(4%)	(4%)	352	389	(10%)	111	91	22%	18%
Aromasin	450	347	30%	30%	2	2	(21%)	448	345	30%	30%
Orgovyx(i)	421	201	*	*	421	201	*	—	—	—	—
Elrexfio	304	133	*	*	143	88	63%	161	45	*	*
Talzenna	182	117	55%	54%	133	88	51%	50	30	67%	63%
Tivdak	147	131	13%	13%	140	126	11%	7	5	59%	59%
All other Oncology	1,127	1,122	—	1%	635	603	5%	492	519	(5%)	(5%)
PFIZER CENTREONE(j)	$1,338	$1,146	17%	15%	$329	$278	18%	$1,010	$868	16%	15%
PFIZER IGNITE	$41	$82	(50%)	(50%)	$41	$82	(50%)	$—	$—	—	—

Total Alliance revenues included above	$9,266	$8,388	10%	10%	$7,209	$6,575	10%	$2,057	$1,813	13%	11%
Total Royalty revenues included above	$1,650	$1,423	16%	16%	$1,639	$1,418	16%	$11	$6	94%	91%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
In 2025, the commercial structure within our Biopharma reportable segment is composed of the Pfizer U.S. Commercial Division and the Pfizer International Commercial Division. For additional information regarding our commercial organizational structure, see the Item 1. Business––Commercial Operations section of our 2024 Annual Report on Form 10-K (available at www.pfizer.com).

(b)	Reflects alliance revenues and product revenues.
(c)	Prevnar family includes revenues from Prevnar 20/Prevenar 20 (pediatric and adult) and Prevnar 13/Prevenar 13 (pediatric and adult).
(d)
Full-year 2024 included a $771 million favorable final adjustment recorded in the first quarter of 2024 to the estimated non-cash revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023. Full-year 2024 also included $442 million of revenue in connection with the creation of a U.S. Strategic National Stockpile of 1.0 million treatment courses, which we supplied at no cost to the U.S. government or taxpayers.

(e)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(f)	Primarily reflects alliance revenues and royalty revenues.
(g)	Biosimilars are highly similar versions of approved and authorized biological medicines. Oncology biosimilars primarily include Ruxience, Retacrit, Zirabev, Trazimera and Nivestym.
(h)	Reflects product revenues and royalty revenues.
(i)	Reflects alliance revenues.
(j)
Pfizer CentreOne (PC1) includes revenues from our contract manufacturing and our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with legacy Pfizer businesses/partnerships.

*	Indicates calculation not meaningful or results are greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of February 3, 2026. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy, goals and prospects; expectations for our product pipeline (including products from completed or anticipated acquisitions), in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, discontinuations, clinical trial results and other developing data, revenue contribution and projections, pricing and reimbursement, market dynamics, including demand, market size and utilization rates and growth, performance, timing and duration of exclusivity and potential benefits; the impact and potential impact of tariffs and pricing dynamics; strategic reviews; leverage and capital allocation objectives; an enterprise-wide cost realignment program (including anticipated costs, savings and potential benefits); a Manufacturing Optimization Program to reduce our cost of goods sold (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, including our acquisitions of Metsera and Seagen and our in-licensing agreements with 3SBio and YaoPharma, and our ability to successfully capitalize on growth opportunities and prospects; our voluntary agreement with the U.S. Government designed to lower drug costs for U.S. patients and to include certain Pfizer products on the TrumpRx.gov platform, Pfizer’s plans to further invest in U.S. manufacturing and potential tariff impacts; manufacturing and product supply; our expectations regarding the impact of COVID-19 on our business, operations and financial results; and the expected seasonality of demand for certain of our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure you that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Pfizer’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from our pipeline programs will be published in scientific journal publications, and if so, when and with what modifications and interpretations; and uncertainties regarding the future development of our product candidates, including whether or when our product candidates will advance to future studies or phases of development or whether or when regulatory applications may be filed for any of our product candidates, including as a result of clinical trial data or regulatory decisions or feedback that could impact the future development of our product candidates, including our vaccine candidates such as our next generation pneumococcal conjugate vaccine candidate;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all;
•regulatory decisions impacting labeling, approval or authorization, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to developments regarding potential product impurities; uncertainties regarding the ability to obtain or maintain, and the scope of, recommendations by technical or advisory committees, and the timing of, and ability to obtain, pricing/reimbursement, approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the conduct or outcome of post-approval clinical trials, pharmacovigilance or Risk Evaluation and Mitigation Strategies, which could impact marketing approval, product labeling, and/or availability or commercial potential;
•the success and impact of external business development activities, such as the November 2025 acquisition of Metsera, as well as risks and uncertainties related to the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, including the possibility that such transactions do not close; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which has in the past and could in the future result in increased leverage and/or a downgrade of our credit ratings and could limit our ability to obtain future financing; challenges integrating the businesses and operations; disruption to business or operations relationships; risks related to achieving or growing revenues for certain acquired or partnered products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to Comirnaty and Paxlovid or any potential future COVID-19 vaccines, treatments or combinations, including, among others, the risk that as the market for COVID-19 products remains endemic and seasonal and/or COVID-19 infection rates do not follow prior patterns, demand for our COVID-19 products has and may continue to be reduced or not meet expectations, which has in the past and may continue to lead to reduced revenues, excess inventory or other unanticipated charges; risks related to our ability to develop, receive regulatory approval for, and commercialize variant adapted vaccines, combinations and/or treatments; uncertainties related to recommendations and coverage for, and the public’s adherence to, vaccines, boosters, treatments or combinations, including uncertainties related to the potential impact of narrowing recommended patient populations; whether or when our EUAs or biologics licenses will expire, terminate or be revoked; risks related to our ability to accurately predict or achieve our revenue forecasts for Comirnaty and Paxlovid or any potential future COVID-19 vaccines or treatments; and potential third-party royalties or other claims related to Comirnaty and Paxlovid;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of global trade tensions, as well as currency devaluations and monetary policy actions in countries experiencing high inflation or deflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines, vaccines or other products in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties;
•any significant issues related to our JVs and other third-party business arrangements, including modifications or disputes related to supply agreements or other contracts with customers including governments or other payors;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation or interest rate fluctuations, and changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation, sanctions, tariffs and/or other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;

•risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy regarding tariffs or other trade or foreign policy and/or the impact of any potential U.S. Governmental shutdowns, including impacts on governmental agencies due to a shutdown;
•the risk and impact of tariffs on our business, which is subject to a number of factors including, but not limited to, restrictions on trade, the effective date and duration of such tariffs, countries included in the scope of tariffs, changes to amounts of tariffs, and potential retaliatory tariffs or other retaliatory actions imposed by other countries;
•the impact of disruptions related to climate change and natural disasters;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action and the resulting economic or other consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, such as our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines, and our voluntary withdrawal of all lots of Oxbryta in all markets where it is approved and any regulatory or other impact on Oxbryta and other sickle cell disease assets;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, including any potential future phases, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption, adverse effects on employee morale, retention issues or other unintended consequences;
•the ability to successfully achieve our climate-related goals and progress our environmental and other sustainability priorities;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation, including executive orders or other change in laws, regulations or policy, or any significant spending reduction or cost control efforts affecting Medicare, Medicaid, the 340B Drug Pricing Program or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022 (IRA) and the IRA Medicare Part D Redesign, government cuts to Affordable Care Act (ACA) subsidies, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•risks and uncertainties related to the impact of Pfizer’s voluntary agreement with the U.S. Government designed to lower drug costs for U.S. patients and to include certain Pfizer products on the TrumpRx.gov platform, Pfizer’s plans to further invest in U.S. manufacturing and potential tariff impacts, including risks relating to entering into final agreements with the U.S. Government, which are currently being negotiated;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, including international reference pricing (including Most-Favored-Nation drug pricing), intellectual property, product approval processes and pathways, reimbursement or access to or recommendations for our medicines and vaccines, tax changes or other restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive biopharmaceutical markets;
•risks and uncertainties related to changes to vaccine or other healthcare policy in the U.S., including: (i) risks and uncertainties relating to the evolving vaccine landscape; and (ii) the FDA's recently adopted policy of disclosing Complete Response Letters for unapproved drug candidates and the attendant risk of disclosure of trade secrets or confidential commercial information;
•legislation or regulatory action and/or policy efforts in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medical regulation, environmental protections, data protection and cybersecurity, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain products to control costs in those markets;
•legal defense costs, insurance expenses, settlement costs and contingencies, including without limitation, those related to legal proceedings and actual or alleged environmental contamination;

•the risk and impact of an adverse decision or settlement and risk related to the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws, regulations and policies affecting our operations, including, without limitation, the IRA, as well as changes in such laws, regulations or policies or their interpretation, including, among others, new or changes in tariffs, tax laws and regulations internationally and in the U.S., including the One Big Beautiful Bill Act, which was enacted on July 4, 2025, and is still subject to further guidance; the adoption of global minimum taxation requirements outside the U.S. generally effective in most jurisdictions since January 1, 2024, government cost-cutting measures and related impacts on, among other matters, government staffing, resources and ability to timely review and process regulatory or other submissions; restrictions related to certain data transfers, including data security, data localization and cross border data transfer regulations, and transactions involving certain countries; and potential changes to existing tax laws, tariffs, or changes to other laws, regulations or policies in the U.S., including by the U.S. Presidential administration and Congress, as well as in other countries;
Risks Related to Intellectual Property, Technology and Cybersecurity:
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;
•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in loss of patent coverage; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure from, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products;
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack, which may include those using adversarial artificial intelligence techniques, or other malfeasance by, but not limited to, nation states, employees, business partners or others; and
•risks and challenges related to the use of software, systems and services that include artificial intelligence-based functionality and other emerging technologies.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.
Certain of the products and product candidates discussed in this earnings release are being co-researched, co-developed and/or co-promoted in collaboration with other companies for which Pfizer’s rights vary by market or are the subject of agreements pursuant to which Pfizer has commercialization rights in certain markets.